Exhibit (b)(1)

Lehman Commercial Paper	Lehman Brothers Commercial	Lehman Brothers Inc.
Inc.	Bank	745 Seventh Avenue
745 Seventh Avenue	745 Seventh Avenue	New York, New York 10019
New York, New York 10019	New York, New York 10019

J.P. Morgan Securities Inc.		JPMorgan Chase Bank, N.A.
270 Park Avenue		270 Park Avenue
New York, New York 10017		New York, New York 10017
March 22, 2007
Velo Holdings Inc.
c/o One Equity Partners II, L.P.
320 Park Avenue, 18th Floor
New York, NY 10022
Attention: Mr. Jamie Koven
Project Velocity
Commitment Letter
Ladies and Gentlemen:
          One Equity Partners II, L.P. (together with certain of its affiliates, the “Sponsor”) has advised Lehman Brothers Commercial Bank or an affiliate thereof (“LBCB”), Lehman Commercial Paper Inc. (“LCPI”) and Lehman Brothers Inc. (“LBI” and together with LBCB and LCPI, “Lehman” ) and JPMorgan Chase Bank, N.A. and/or its affiliates (collectively, “JPMCB”) and J.P. Morgan Securities Inc. (“JPMSI” and together with JPMCB, “JPMorgan” ) that Velo Holdings Inc, a newly formed Delaware corporation controlled by the Sponsor (“Holdings” or “you”), intends to enter into an Agreement and Plan of Merger (together with the schedules and exhibits thereto, the “Acquisition Agreement”) pursuant to which Holdings, directly or indirectly through its subsidiaries, will merge with and into Vertrue Incorporated, a Delaware corporation (the “Target”), with the Target continuing as the surviving corporation in such merger and becoming an indirect, wholly-owned subsidiary of Holdings (the “Acquisition”). The Target, shall be the “Borrower” following the consummation of the Acquisition. All references to “dollars” or “$” in this agreement and the attachments hereto (collectively, this “Commitment Letter”) are references to United States dollars.

          We understand that the sources of funds required to fund the Acquisition consideration, to repay and/or defease certain existing indebtedness of the Target including up to approximately $150.0 million of the Target’s issued and outstanding 9 1/4% Senior Notes due 2014 (the “9 1/4% Senior Notes”), to the extent tendered to the Target by the holders pursuant to an offer to repurchase any and all of its 9 1/4% Senior Notes (the “Tender Offer”) or defeased pursuant to the terms thereof (the “Refinancing”), to pay fees, commissions and expenses in connection with the Transactions (as defined below) and to provide ongoing working capital requirements of the Borrower and its subsidiaries following the Transactions will include:
senior secured first lien credit facilities consisting of (i) a senior secured first lien term loan facility of the Borrower of $430.0 million (the “First Lien Term Loan Facility”), as described in the Summary of Principal Terms and Conditions attached hereto as Annex I (the “Bank Term Sheet”) and (ii) a senior secured first lien revolving credit facility of the Borrower of $30.0 million (the “Revolving Credit Facility” and, together with the First Lien Term Loan Facility, the “First Lien Facilities”), as described in the Bank Term Sheet, none of which revolving availability will be drawn on the Closing Date;
a senior secured second lien credit facility of the Borrower of $200.0 million (the “Second Lien Term Loan Facility” and, together with the First Lien Facilities, the “Bank Facilities”), as described in the Bank Term Sheet; provided that the amount of the Second Lien Term Loan Facility available for drawdown on the Closing Date shall be reduced on the Closing Date (subject to a delayed draw mechanism) by the aggregate principal amount of the 9 1/4% Senior Notes not purchased in the Tender Offer, or for which a defeasance deposit has not been made, on or before the Closing Date; and
equity investments in Holdings (the “Equity Financing”) in an aggregate amount not less than $160.0 million from the Sponsor, certain of its affiliates, members of management of the Target and other co-investors reasonably acceptable to the Arrangers (as defined below) (the Sponsor and such affiliates, members of senior management and other co-investors, in such capacity, being collectively referred to as the “Equity Investors”), all of which investments shall be contributed to the Borrower in cash as preferred equity on terms reasonably acceptable to the Arrangers or as common equity.
In connection with the Tender Offer, the Target shall solicit consents (the “Consent Solicitations”) from the holders of the 9 1/4% Senior Notes to amend the related indenture and eliminate substantially all of the restrictive covenants and certain events of default.
          Other than the Bank Facilities, no other debt financing will be required for the Acquisition and the Refinancing. Immediately following the Transactions, neither Holdings nor any of its subsidiaries will have any material indebtedness for borrowed money other than (i) the Bank Facilities, (ii) any 9 1/4% Senior Notes not tendered or defeased prior to the Closing Date, provided that it is agreed that the 9 1/4% Senior Notes will be repurchased or defeased in full with the proceeds of a delayed drawing of the Term Loans within 45 days after the Closing Date and (iii) the aggregate principal amount of the 5.5% Convertible Senior Subordinated Notes due 2010 (the “Convertible Notes”) that have not been converted to equity on or prior to the Closing Date; provided, that a portion of the proceeds of the Bank Facilities in an amount equal to the aggregate principal amount of Convertible Notes that have not been converted to equity on or prior to the Closing Date shall be deposited by the Borrower in a segregated escrow account on the Closing Date as described in the Bank Term Sheet (the items set forth in the foregoing clauses (ii) and (iii), collectively, the “Target Permitted Debt”). As used herein, the term “Transactions” means the Acquisition, the Refinancing, the initial borrowings under the Bank Facilities, the Equity Financing and the payments of fees, commissions and expenses in connection with each of the foregoing. As used herein, the term “Closing Date” means the date of the closing of the Acquisition and the initial funding of the Bank Facilities.

     Commitments.
          You have requested that LBCB and/or LCPI and JPMCB (collectively, the “Initial Lenders”) commit to provide or cause one or more of their affiliates to provide the Bank Facilities and the Arrangers agree to structure, arrange and syndicate the Bank Facilities.
          LBCB and/or LCPI are pleased to advise you of their several, but not joint (with respect to the JPMorgan Commitment, as defined below), commitment to provide or to cause one or more of their affiliates to provide to the Borrower 60% of the principal amount of the Bank Facilities (the “Lehman Commitment”), and JPMCB is pleased to advise you of its several, but not joint, commitment to provide or to cause one or more of its affiliates to provide to the Borrower 40% of the principal amount of the Bank Facilities, (the “JPMorgan Commitment” and together with the Lehman Commitment, collectively, the “Commitment”), each upon the terms and subject to the conditions set forth in this Commitment Letter and in the Bank Term Sheet and the Conditions Annex referred to below.
     Syndication.
          It is agreed that LBI and JPMorgan, each acting alone or through one of their affiliates selected by them, will act as exclusive joint lead arrangers and exclusive joint bookrunners (in such capacity, the “Arrangers” and each an “Arranger”) for the Bank Facilities. It is also agreed that LCPI will act as sole and exclusive Administrative Agent and that JPMorgan will act as sole and exclusive Syndication Agent in connection with the Bank Facilities. It is further agreed that LBI will act as sole and exclusive dealer manager in connection with the Tender Offer and Consent Solicitation upon customary terms to be agreed. It is further agreed that the Arrangers will, in consultation with you, exclusively manage the syndication of the Bank Facilities, and will, in such capacity, exclusively perform the duties and exercise the authority customarily associated with their role as Arrangers. No Lender (as defined below) will receive compensation from you, the Sponsor or the Borrower with respect to any of the Bank Facilities outside the terms contained herein and in the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Bank Facilities (the “Fee Letter”) in order to obtain its commitment to participate in such Bank Facilities, in each case unless you and we so agree. You agree that no other agents, co-agents, arrangers or book-runners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Bank Term Sheet or the Fee Letter) will be paid in connection with the Bank Facilities unless you and we so agree.
          Each Initial Lender reserves the right, prior to or after execution of the Bank Documentation (as defined in the Conditions Annex (as defined below)), to syndicate all or a portion of its Commitment in respect of the Bank Facilities to one or more institutions reasonably acceptable to you that will become parties to the Bank Documentation (the Initial Lenders and such other institutions becoming parties to the Bank Documentation, the “Lenders”). Notwithstanding the foregoing, the Initial Lenders shall not be released from their Commitments hereunder by any such syndication unless and until the applicable assignee first funds its Commitment hereunder and the completion of such syndication is not a condition to the Commitments hereunder.
          The Arrangers will, in consultation with you and subject to the foregoing paragraph, exclusively manage all aspects of the syndication of the Bank Facilities including, in consultation with you and subject to the foregoing paragraph, selection of additional Lenders, determination of when the Arrangers will approach potential additional Lenders, and the final allocations of the Commitments in respect of the Bank Facilities among the additional Lenders; provided that, except as otherwise set forth herein, any naming rights shall be subject to your consent. You agree that Lehman will have “left” and/or “top” placement and JPMorgan shall be to the right of Lehman in any and all marketing materials or other documentation in connection with the Bank Facilities. You agree to, and will use commercially reasonable efforts to cause appropriate members of management of the Target and the Sponsor to, assist, in a commercially reasonable manner, the Arrangers in achieving a “successful syndication” (as defined in the Fee Letter) of the Bank Facilities. To assist the Arrangers in their syndication efforts, you agree that you will, and will cause your representatives and non-legal advisors to, and will use commercially reasonable efforts to cause appropriate members of management of the Target and the Sponsor to, (a) promptly provide all financial and other information reasonably available to you as we may reasonably request with respect to you, the Target, your and their respective subsidiaries and the transactions contemplated hereby, including but not limited to financial projections to be prepared by you (the “Projections”) relating to the foregoing, including financial projections for the fiscal years 2007 through 2012 prepared by you, (b) use commercially reasonable efforts to ensure that the syndication efforts benefit from existing lending and investment banking relationships of the Sponsor and the Target, (c) make reasonably available to prospective Lenders senior management and non-legal advisors of Holdings and use commercially reasonable efforts (to the extent reasonable and practical) to make available appropriate members of management of the Target and the Sponsor, (d) attend one (and, if necessary, two) meeting(s) with prospective Lenders under each of the Bank Facilities, (e) assist the Arrangers in the preparation of one or more confidential information memoranda and other marketing materials to be used in connection with the syndication of each of the Bank Facilities, including assisting the Arrangers in causing such confidential information memoranda to conform to market standards customary for facilities of the type of the Bank Facilities and (f) use commercially reasonable efforts to obtain, at your expense, monitored public ratings of the Bank Facilities from Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) prior to commencement of the general syndication of the Bank Facilities.
     Information.
          You hereby represent and covenant that (a)(i) to your knowledge all written factual information (other than the Projections and information of a general economic or industry nature) that has been or will be made available to the Initial Lenders by you or any of your representatives or the Target (at your request) and (ii) all information contained in any official presentation made by you or any of your representatives to prospective Lenders, in each case in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is, and in the case of Information made available after the date hereof, will be, when made, correct in all material respects and does not, and in the case of Information made available after the date hereof, will not, when made, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not materially misleading (provided, that any Information related to the Target or any of its subsidiaries is limited as to your knowledge), and (b) the Projections that have been or will be made available to the Arrangers by you or any of your representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made, it being understood that actual results may vary materially from the Projections. Prior to the Closing Date, you agree to supplement the Information and the Projections from time to time if necessary so that the representations and warranties in clause (a) of the preceding sentence remain correct on the Closing Date. You acknowledge that, solely for purposes of evaluating the transactions contemplated hereby, the Initial Lenders, LCPI and the Arrangers may share with any of their affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Initial Lenders, LCPI and the Arrangers, any information related to the Target, or any of its subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby. In arranging and syndicating the Bank Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

     You hereby acknowledge and agree that we will make available the Information, Projections and other marketing materials and presentations approved by you, including confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on Intralinks or by other similar electronic means (collectively, the “Electronic Means”). You hereby further acknowledge and agree that (i) potential Lenders (the “Public Lenders”) may not wish to receive material non-public information with respect to the Borrower, Holdings, the Target and their respective subsidiaries or any of their respective securities and (ii) you will assist, and use commercially reasonable efforts to cause your affiliates, advisors, the Sponsor and, to the extent possible using such commercially reasonable efforts, the Target to assist, the Arrangers in the preparation of Informational Materials to be used in connection with the syndication of the Bank Facilities to Public Lenders, which will only include data and materials that are either (A) publicly available or (B) not material with respect to the Borrower, Holdings, the Target and their respective subsidiaries or any of their respective securities for purposes of United States federal and state securities laws (such Informational Materials and any other information, data and materials, collectively, “Public Information”).
     Compensation.
          As consideration for the Commitments of the Initial Lenders hereunder with respect to the Bank Facilities and the agreement of the Arrangers to structure, arrange and syndicate the Bank Facilities, you agree to pay, or cause to be paid, to the Initial Lenders the fees set forth in the Bank Term Sheet and the Fee Letter in accordance with the terms thereof. Once paid, such fees shall not be refundable.
     Conditions.
          The initial funding of the Bank Facilities by the Initial Lenders hereunder is subject only to the following conditions: (a) there not having occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement) since December 31, 2006 and (b) the other conditions set forth in Annex II hereto (the “Conditions Annex”) shall have been satisfied or waived.
          Notwithstanding anything in this Commitment Letter, the Fee Letter, the Bank Term Sheet, the Bank Documentation, or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to availability of the Bank Facilities on the Closing Date shall be (A) such of the representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement, and (B) the Specified Representations (as defined below), (ii) the terms of the Bank Documentation shall contain no condition precedent other than those set forth herein and in the Conditions Annex and shall not impair availability of the Bank Facilities on the Closing Date if the conditions set forth herein and in the Conditions Annex are satisfied and (iii) it is understood that (A) other than with respect to any UCC Filing Collateral or Stock Certificates (each as defined below), to the extent any collateral is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such collateral shall not constitute a condition precedent to the availability of the Bank Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably, (B) with respect to perfection of security interests in UCC Filing Collateral, your sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements to the Administrative Agent or to cause Borrower or the applicable Guarantor (as defined in the Bank Term Sheet) to irrevocably authorize the Administrative Agent to file necessary UCC financing statements and (C) with respect to perfection of security interests in Stock Certificates, your sole obligation shall be to deliver such Stock Certificates to the Administrative Agent duly endorsed in blank. For purposes hereof, (1) “Specified Representations” means the representations and warranties referred to in the Bank Term Sheet relating to corporate power and authority, the enforceability of the Bank Facilities documentation, Federal Reserve margin regulations and the Investment Company Act and (subject to the preceding sentence) the perfection of the security interest granted in the collateral as of the Closing Date, (2) “UCC Filing Collateral” means collateral for which a security interest can be perfected by filing a Uniform Commercial Code financing statement and (3) “Stock Certificates” means collateral consisting of stock certificates representing capital stock of the domestic restricted subsidiaries of the Target for which a security interest can be perfected by delivering such stock certificates.
     Clear Market.
          From the date of this Commitment Letter until the earlier of the Closing Date or the “successful syndication” (as defined in the Fee Letter) of the Bank Facilities, you will use commercially reasonable efforts to ensure that no debt financing for Holdings, the Target or any of its subsidiaries is announced, syndicated or placed without the prior written consent of the Arrangers if such financing, syndication or placement would have, in the reasonable judgment of the Arrangers, a materially detrimental effect upon the syndication of the Bank Facilities.
     Indemnity.
          By your acceptance below, you hereby agree to indemnify and hold harmless each of us and the Arrangers and our and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors, agents and successors of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, costs, expenses, damages or liabilities to which any such Indemnified Person shall become subject arising out of or in connection with any action, investigation, suit or proceeding (whether commenced or threatened) relating to or arising out of or in connection with this Commitment Letter, the Bank Term Sheet, the Conditions Annex, the Fee Letter, the Bank Facilities or any of the transactions contemplated hereby or the providing or syndication of the Bank Facilities, and to reimburse each Indemnified Person for any legal or other expenses reasonably incurred in connection with investigating, preparing to defend or defending against, or participating in, any such suit, investigation, action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding), other than any of the foregoing of any Indemnified Person to the extent determined by a court of competent jurisdiction to have resulted by reason of the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its affiliates, or the directors, officers, employees, advisors or agents of any of them. You shall not be liable for any settlement of any such proceeding effected without your written consent, but if settled with such consent, you shall indemnify the Indemnified Persons from and against any loss or liability by reason of such settlement, subject to your rights in this paragraph to claim exemption from your indemnity obligations. None of you, the Borrower, the Target, the Sponsor (or any of your or their respective affiliates), nor the Initial Lenders, the Arrangers or any other Lender (or any of their respective affiliates) shall be responsible or liable to any person or entity for any indirect, special, consequential, punitive or exemplary damages which may be alleged as a result of this Commitment Letter, the Bank Term Sheet, the Conditions Annex, the Fee Letter, the Bank Facilities or the transactions contemplated hereby or any other matter referred to above. In addition, you hereby agree to reimburse each of us and the Arrangers upon the Closing Date (only if the Closing Date occurs) for (i) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses) and (ii) all reasonable printing, reproduction, document delivery, travel and communication costs incurred in connection with the syndication and execution of the Bank Facilities and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Bank Term Sheet, the Conditions Annex, the Fee Letter and the Bank Documentation (as defined in the Conditions Annex).

     Confidentiality.
          This Commitment Letter is furnished for your benefit, and may not be relied on by any other person or entity. This Commitment Letter is entered into upon the condition that neither the existence of this Commitment Letter, the Bank Term Sheet, the Conditions Annex or the Fee Letter nor any of their contents shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except that such existence and contents of the Commitment Letter and the Bank Term Sheet and the Conditions Annex may be disclosed by you (i) as may be compelled in a judicial or administrative proceeding or as otherwise required by law and (ii) to you, the Equity Investors and your and their partners, members, direct and indirect equityholders, directors, officers, employees, advisors, attorneys, accountants and agents, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby, and as reasonably required for the syndication. The existence and the contents of the Fee Letter may not be disclosed by you or any of your affiliates to any person or entity (other than: (x) to you and such of your directors, officers, employees, agents and advisors as need to know and (y) as set forth in clause (i) above) without our prior written consent. In addition, this Commitment Letter, the Bank Term Sheet, the Conditions Annex, and (to the extent portions thereof have been redacted in a manner reasonably satisfactory to us) the Fee Letter may be disclosed to the Target and each of its directors, officers, employees, advisors and agents, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby.
     Other Services.
          You acknowledge and agree that the Initial Lenders, the Arrangers and/or their affiliates may be requested to provide additional services with respect to the Sponsor, the Target and/or their respective affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit the Initial Lenders or the Arrangers or any of their affiliates to provide any services other than as set out herein.
          You acknowledge that the Arrangers and their affiliates (the term “Arrangers” as used in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies with which you, Holdings, the Sponsor, the Target, the shareholders of the Target or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise and that the Arrangers may act as they deem appropriate in acting in such capacities. You and your affiliates further acknowledge and agree that in connection with all aspects of the Transactions and the transactions contemplated by this Commitment Letter, you and your affiliates, on the one hand, and the Arrangers, on the other hand, have an arm’s length business relationship that creates no fiduciary duty on the part of the Arrangers and each expressly disclaims any fiduciary relationship. The Arrangers will not use confidential information obtained from you, the selling shareholders or the Target in connection with the performance by the Arrangers of services for other companies and will not furnish any such information to other companies or persons. You also acknowledge that the Arrangers have no obligation in connection with the Transactions to use, or to furnish to you, Holdings, the Sponsor, the selling shareholders, the Target or your or their respective subsidiaries, confidential information obtained from other companies or entities.
          You further acknowledge that the Arrangers are each full service securities firms and they and the Initial Lenders may from time to time effect transactions, for their own or their affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of Holdings, the Borrower, their affiliates and other companies that may be the subject of the transactions contemplated by this Commitment Letter.

     Governing Law, Etc.
          This Commitment Letter and the commitment of the Initial Lenders shall not be assignable by you without the prior written consent of LBCB, LCPI, JPMCB and the Arrangers, and any purported assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by LBCB, LCPI, JPMCB, the Arrangers and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic photocopy (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience only. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnity,” each Indemnified Person. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. Any right to trial by jury with respect to any claim or action arising out of this Commitment Letter is hereby waived. The parties hereto hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.
     Patriot Act.
          We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Initial Lenders, LCPI, JPMCB, the Arrangers, and the Lenders are required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information regarding the Borrower that will allow the Initial Lenders, LCPI, JPMCB, the Arrangers, or such Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Initial Lenders, LCPI, JPMCB, the Arrangers, and the Lenders.
          Please indicate your acceptance of the terms hereof and of the Bank Term Sheet, the Conditions Annex and the Fee Letter by returning to us (electronically or otherwise) executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on March 31, 2007. This Commitment Letter and the agreement of the Arrangers to provide the services described herein are also conditioned upon your acceptance hereof and of the Fee Letter as set forth above. Upon the earlier to occur of (A) the consummation of the Acquisition with or without the funding of the Bank Facilities or (B) the date which is fourteen days after the “Termination Date” as defined in the Acquisition Agreement, if the Financing Documentation shall not have been executed and delivered by all such parties prior to that date, this Commitment Letter and the agreement of the Arrangers to provide the services described herein shall automatically terminate unless each of the Borrower and the Arrangers shall, in their sole discretion, agree to an extension. The confidentiality, indemnification, payment of fees and expenses and governing law and forum provisions hereof and in the Bank Term Sheet and the Fee

Letter shall survive termination of this Commitment Letter (or any portion hereof) or the commitments of the Lenders hereunder (provided that such provisions of the Commitment Letter shall be superseded by the same provisions of the Bank Documentation on and after the Closing Date). The provisions under the heading “Syndication” above shall survive the execution and delivery of the Bank Documentation.
[Signature Page Follows]

          We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

LEHMAN BROTHERS INC.

By	/s/ William J. Hughes
Name: William J. Hughes
Title: Managing Director

LEHMAN BROTHERS COMMERCIAL BANK

By	/s/ George Janes
Name: George Janes
Title: Chief Credit Officer

LEHMAN COMMERCIAL PAPER INC.

By	/s/ William J. Hughes
Name: William J. Hughes
Title: Managing Director

JPMORGAN CHASE BANK, N.A.

By	/s/ Peter M. Ling
Name: Peter M. Ling
Title: Managing Director

J.P. MORGAN SECURITIES INC.

By	/s/ Thomas H. Kozlark
Name: Thomas H. Kozlark
Title: Executive Director
[Commitment Letter Signature Page]

2

Accepted and agreed to as of the date first written above:
VELO HOLDINGS INC.

By:	/s/ James Koven
Name: James Koven
Title: Vice President and Secretary
[Commitment Letter Signature Page]

ANNEX I
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS
Bank Facilities1

Borrower:	Initially, Velo Acquisition Inc., and after giving effect to the merger of Velo Acquisition Inc. with and into the Target, the surviving company of such merger (the “Borrower”).

Joint Lead Arrangers and Joint Bookrunners:	Lehman Brothers Inc. and J.P. Morgan Securities Inc. (in such capacity, the “Arrangers”).

Lenders:	A syndicate of banks, financial institutions and other entities, including Lehman Brothers Commercial Bank and JPMorgan Chase Bank, N.A., arranged by the Arrangers reasonably acceptable to the Borrower, such consent not to be unreasonably withheld (collectively, the “Lenders”).

Administrative Agents and Collateral Agent:	Lehman Commercial Paper Inc. as Administrative Agent (in such capacity the “First Lien Administrative Agent”) and as Collateral Agent for the First Lien Facilities referred to below (in such capacity, the “First Lien Collateral Agent”) and as Administrative Agent and as Collateral Agent for the Second Lien Term Loan Facility referred to below (in such capacities, the “Second Lien Administrative Agent” and, together with the First Lien Administrative Agent, the “Administrative Agent” or the “Second Lien Collateral Agent”, as the case may be and collectively, the Administrative Agent, First Lien Collateral Agent and the Second Lien Collateral Agent, the “Agents”).

Swing Line Lender:	Lehman Brothers Commercial Bank (in such capacity the “Swing Line Lender”).

Syndication Agent:	JPMorgan Chase Bank, N.A. First Lien Term Loan Facility:

Type and Amount of Bank Facilities:	A first lien term loan facility (the “First Lien Term Loan Facility”) in an aggregate principal amount of $430 million.

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

Second Lien Term Loan Facility:

A second lien term loan facility (the “Second Lien Term Loan Facility” and, together with the First Lien Term Loan Facility, the “Term Loan Facilities”) in an aggregate principal amount of $200 million; provided that the amount of the Second Lien Term Loan Facility available for drawdown on the Closing Date shall be reduced on the Closing Date (but subject to the delayed draw mechanism described below) by the aggregate principal amount of the 9 1/4% Senior Notes not purchased in the Tender Offer, or for which a defeasance deposit has not been made, on or prior to the Closing Date.

Revolving Credit Facility:

A revolving first lien credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $30 million, none of which will be drawn on the Closing Date. The First Lien Term Loan Facility, the Revolving Credit Facility and the Second Lien Term Loan Facility are herein referred to collectively as the “Bank Facilities”.

Purpose:	Proceeds of the Bank Facilities will be used on the Closing Date to finance a portion of the Acquisition consideration and the Refinancing and to pay fees, commissions and expenses in connection therewith. Proceeds of the Term Loan Facilities in an amount equal to the aggregate principal amount of Convertible Notes that have not been converted to equity on or prior to the Closing Date shall be deposited by the Borrower in a segregated escrow account on the Closing Date on terms reasonably acceptable to the Administrative Agent; provided that the Borrower shall be permitted to (i) withdraw funds from such account solely as required to repurchase, redeem or otherwise pay consideration upon the conversion of the Convertible Notes and (ii) retain any accrued interest with respect to the amount on deposit in such account. Following the Closing Date, the Revolving Credit Facility will be used by the Borrower and its subsidiaries for working capital and general corporate purposes, including permitted acquisitions and investments; provided that the Revolving Credit Facility shall not be utilized to repurchase the Convertible Notes or to fund the tender or defeasance of the 9 1/4% Senior Notes.

Closing Date:	The date of consummation of the Acquisition and the initial funding of the Bank Facilities.

Definitive Documentation:	Consistent with the terms of the Commitment Letter and the annexes and exhibits thereto.

Maturity Dates:	First Lien Term Loan Facility: Seven (7) years from the Closing Date.

Second Lien Term Loan Facility: Eight (8) years from the Closing Date.

Revolving Credit Facility: Six (6) years from the Closing Date.

Availability:	First Lien Term Loan Facility: One drawing may be made on the Closing Date of the full amount of the First Lien Term Loan Facility.

Second Lien Term Loan Facility: (i) One drawing may be made on the Closing Date of the full amount of the Second Lien Term Loan Facility less the Delayed Draw Amount (as defined below); and (ii) one delayed drawing may be made at any time after the Closing Date but on or before the 45th day after the Closing Date in the amount necessary to repurchase in full (including without limitation any make whole payments in respect thereof) or defease all of the 9 1/4% Senior Notes outstanding on the Closing Date and in respect of which no defeasance deposit has been made as of the Closing Date (the “Delayed Draw Amount”).

Revolving Credit Facility: Borrowings may be made at any time after the Closing Date to but excluding the business day preceding the maturity date of the Revolving Credit Facility. Any amounts repaid may be reborrowed prior to the maturity date of the Revolving Credit Facility.

Letters of Credit:	Up to an amount to be agreed of the Revolving Credit Facility will be available for letters of credit, on customary terms and conditions to be set forth in the Bank Documentation. Letters of credit will be issued by one or more Lenders under the Revolving Credit Facility approved by the Administrative Agent and the Borrower (in such capacity, the “Issuing Banks”).

Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance; provided that any letter of credit with a one-year tenor may provide for the renewal thereof for additional one-year periods and (b) the fifth day prior to the maturity date of the Revolving Credit Facility.

Swing Line Facility:	Up to an amount to be agreed of the Revolving Credit Facility will be available for swing line loans, on customary terms and conditions to be set forth in the Bank Documentation.

Amortization:	First Lien Term Loan Facility: The First Lien Term Loan Facility will amortize in equal quarterly installments in an amount equal to 1% per annum with the balance at the end of year seven.

Second Lien Term Loan Facility: None.

Revolving Credit Facility: None.

Interest:	At the Borrower’s option, loans will bear interest based on the Base Rate or LIBOR, as described below:

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as defined below). The “Base Rate” is defined as the higher of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York plus 1/2 of 1% and (b) the British Banking Association Telerate Page 5. Interest shall be payable quarterly in arrears and with respect to Base Rate loans shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days.

Base Rate borrowings will be made on same day notice and will be in customary minimum amounts to be agreed upon.

B. LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one, two, three or six months (or nine or twelve months if available from all relevant Lenders) as selected by the Borrower and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars plus the applicable Interest Margin. LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for applicable statutory reserve requirements (if any).

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

Swingline loans will bear interest at the Base Rate plus the applicable Interest Margin.

Default Interest:	Interest will accrue on any overdue amount of a loan or other overdue amount payable under the Bank Facilities at a rate of 2.0% per annum in excess of the rate (including the applicable Interest Margin) otherwise applicable to such loan or other overdue amount (and if none, the Base Rate), and will be payable on demand.

Interest Margins:	The applicable Interest Margin will be:

With respect to the First Lien Facilities, 2.25% in the case of LIBOR loans and 1.25% in the case of Base Rate loans.

With respect to the Second Lien Term Loan Facility, 5.50% in the case of LIBOR loans and 4.50% in the case of Base Rate loans.

Commitment Fee:	A Commitment Fee shall accrue on the unused amounts of the commitments under the Revolving Credit Facility. Such Commitment Fee shall be 0.50% per annum, with step- downs to be agreed. Accrued Commitment Fees will be payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders from the Closing Date. Swing line loans will, for purposes of Commitment Fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility.

Letter of Credit Fees:	The Borrower will pay (i) the Issuing Bank a customary fronting fee equal to an amount to be agreed and (ii) the Lenders under the Revolving Credit Facility stand-by letter of credit participation fees equal to the Applicable Margin for LIBOR loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding letters of credit.

Mandatory Prepayments of First Lien Term Loan Facility:	An amount equal to (a) 100% of the net proceeds received from the non-ordinary course sale or other disposition of all or any part of the assets of the Borrower or any Guarantor, other than amounts reinvested in the Borrower’s consolidated business within 12 months of such sale or disposition (provided that, if such amounts are committed to be reinvested within such period, such reinvestment period shall be extended by up to an additional six months and provided, further, that the net cash proceeds of a Specified Asset Sale (as defined below) shall be applied as a mandatory prepayment only as follows: (i) if the ratio of the aggregate net cash consideration for the Specified Asset Sale in question to the Pro Forma EBITDA of such Specified Assets for the trailing four quarters ended immediately prior to such Specified Asset Sale is greater than the lower of (x) a Total Leverage Multiple (to be defined in a manner reasonably acceptable to the Arrangers) of 5.0:1.0 and (y) the Total Leverage Multiple on the date the applicable Specified Asset Sale is consummated, then the portion of such net cash proceeds equal to the applicable Leverage Multiple multiplied by the Pro Forma EBITDA of such Specified Assets shall be applied as such mandatory prepayment, with the remaining net cash proceeds in excess thereof to be distributed to the Equity Investors (to the extent that immediately prior to, and after giving effect to such distribution, no default or event of default has occurred and is continuing) and (ii) if otherwise, 100% of such net cash proceeds shall be applied as such a mandatory prepayment) and subject to other exceptions to be agreed; (b) 100% of the net proceeds received by the Borrower or any Guarantor from the issuance of debt for borrowed money after the Closing Date, other than any debt permitted under the Bank Documentation, and (c) beginning with the first full fiscal year of the Borrower after the Closing Date, 50% of excess cash flow of the Borrower and its subsidiaries (to be defined in a manner to be agreed, with step-downs to 25% and 0% if the Borrower’s total leverage ratio (to be defined in a manner to be agreed) does not exceed levels to be agreed); provided that any voluntary prepayments of loans (including loans under the Revolving Credit Facility to the extent accompanied by permanent reductions of the commitments thereunder), other than prepayments funded with the proceeds of certain long-term indebtedness, shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis.

There will be no prepayment penalties (except actual LIBOR breakage costs) for mandatory prepayments of the First Lien Term Loan Facility.

A “Specified Asset Sale” shall mean the sale by Borrower within 12 months of the Closing Date of (i) the Coverdell business and/or (ii) the Lavalife business and a “Specified Asset” shall mean either (i) the Coverdell business or (ii) the Lavalife business.

Mandatory Prepayments of Second Lien Term Loan Facility:	After the First Lien Term Loan Facility shall have been repaid in full, to the extent amounts would be required to manditorily prepay the First Lien Term Loan Facility under the immediately preceding paragraph, and to the extent these are resulted from debt issuances or dispositions of assets, then such amounts shall be applied as a mandatory prepayment to amounts outstanding under the Second Lien Term Loan Facility; provided that any voluntary prepayments of loans (including loans under the Revolving Credit Facility to the extent accompanied by permanent reductions of the commitments thereunder), other than prepayments funded with the proceeds of certain indebtedness, shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis.

There will be no prepayment penalties (except actual LIBOR breakage costs) for mandatory prepayments of the Second Lien Term Loan Facility.

Optional Prepayments:	Permitted in whole or in part, with prior notice but without premium or penalty (except actual LIBOR breakage costs) and including accrued and unpaid interest, subject to customary limitations as to minimum amounts of prepayments to be agreed, subject to the payment of any applicable prepayment premium with respect to the Second Lien Term Loan Facility as set forth below.

Prepayment Premium:
All optional prepayments in respect of the Second Lien Term Loan Facility must be accompanied by a prepayment fee equal to (a) if such prepayment is made on or prior to the first anniversary of the Closing Date, 2% of the amount of the principal prepaid and (b) if such prepayment is made after the first, but on or prior to the second anniversary of the Closing Date, 1% of the amount of the principal prepaid. There will be no prepayment fee payable in respect of any optional or mandatory prepayments of principal in respect of the Second Lien Term Loan Facility made after the second anniversary of the Closing Date.

Application of Mandatory Prepayments:	Mandatory prepayments shall be applied first to the remaining amortization payments of the First Lien Term Loan Facility in forward order and second, in the case of mandatory prepayments resulting from debt issuances or disposition of assets, to the Second Lien Term Loan Facility on a pro rata basis.

Application of Voluntary Prepayments:	Optional prepayments shall be applied first to the remaining amortization payments of the First Lien Term Loan Facility in the manner directed by the Borrower and second, to the Second Lien Term Loan Facility on a pro rata basis.

Notwithstanding anything herein to the contrary, to the extent that the total leverage ratio (to be defined in a manner to be agreed) is less than or equal to 5.00:1, all mandatory and optional prepayments shall be applied to amounts outstanding under the First Lien Term Loan Facility and the Second Lien Term Loan Facility on a pro rata basis.

Guarantees:	The Bank Facilities will be fully and unconditionally guaranteed on a joint and several basis by Holdings and all of the existing and future, direct and indirect restricted, material domestic subsidiaries of the Borrower (collectively, the “Guarantors”).

Unrestricted Subsidiaries:	The Bank Documentation (as defined below) will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances and guarantees, pro forma covenant compliance and other customary conditions and provisions, in each case, consistent with documentation for recent transactions for companies owned by Sponsor, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default and other provisions of the Bank Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial covenants contained in the Bank Documentation. Any unrestricted subsidiary that has been re-designated as a restricted subsidiary may not subsequently be designated, whether directly or indirectly, as an unrestricted subsidiary for a period including the next four fiscal quarters.

Security:	The Bank Facilities and any hedging obligations to which a Lender or an affiliate of a Lender is a counterparty will be secured by perfected first priority pledges (in the case of the First Lien Facilities and such swap agreements) or perfected second priority pledges (in the case of the Second Lien Term Loan Facility) of all of the equity interests of the Borrower and each of the Borrower’s direct and indirect material, restricted, domestic subsidiaries and of 65% of the equity interests of the Borrower’s and any Guarantor’s direct “first- tier” foreign subsidiaries, and perfected first priority security interests (in the case of the First Lien Facilities and such swap agreements) or a perfected second priority security interest (in the case of the Second Lien Term Loan Facility) in substantially all tangible and intangible assets (including, without limitation, accounts receivable, inventory, equipment (excluding vehicles and other equipment subject to a certificate of title statute), general intangibles, intercompany notes in excess of an amount to be agreed, insurance policies, investment property, intellectual property, material owned real property and proceeds of the foregoing) of the Borrower and the Guarantors, wherever located, now or hereafter owned, except, in the case of any foreign subsidiary, to the extent such pledge or security interest would be prohibited by applicable law provisions or would result in materially adverse tax consequences, and except to the extent the Administrative Agent determines the cost of obtaining such pledge or security interest is excessive in relation to the benefit thereof, and subject to such other exceptions as are agreed. To the extent any collateral (other than collateral that can be perfected by the filing of uniform commercial code financing statements in a jurisdiction within the United States of America or the delivery of the stock certificate(s) of the Borrower and its domestic restricted subsidiaries (together with undated stock powers executed in blank with respect thereto)) is not provided on the Closing Date after the use of commercially reasonable efforts to do so, the delivery of such collateral shall not constitute a condition precedent to the availability of the Bank Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed.

The collateral arrangements shall be subject to an intercreditor agreement (the “Intercreditor Agreement”) documenting the “silent” second lien status of the collateral for the Second Lien Term Loan Facility. The Intercreditor Agreement shall provide, among other things, that (i) the Lenders under the First Lien Facilities and any other holders of a first lien on the collateral (“Senior Lienholders”) will have a block on the lenders under the Second Lien Term Loan Facility (the “Second Lien Term Loan Lenders”) ability to exercise lien-related rights and remedies, (ii) the Second Lien Term Loan Lenders will not object to the amount, enforceability or priority of the Senior Lienholders’ claims or liens, (iii) the Second Lien Term Loan Lenders will not object to a “debtor-in-possession” financing or use of cash collateral, (iv) the Second Lien Term Loan Lenders will not object to the Senior Lienholders’ adequate protection, nor will the Second Lien Term Loan Lenders seek adequate protection in the form of cash payments without the consent of the Senior Lienholders, (v) the Second Lien Term Loan Lenders will not object, and will be deemed to have consented to, any sale or disposition consented to by the Senior Lienholders of any assets in any bankruptcy proceeding, and the Second Lien Term Loan Lenders will be deemed to have released their liens on such assets (but shall retain their lien on the sale proceeds thereof), (vi) the Second Lien Term Loan Lenders will not commence or join with any creditors other than the Senior Lienholders in filing any involuntary bankruptcy petition until after the expiration of the standstill period, (vii) the Senior Lienholders and the Second Lien Term Loan Lenders shall vote as separate classes on any plan of reorganization in connection with any bankruptcy proceeding and (viii) the Second Lien Credit Documentation (as defined below) will not be amended in certain respects without the consent of the First Lien Collateral Agent.

Incremental Loans:	The Borrower shall be entitled to incur additional term loans under a new term loan facility that may be included in the

First Lien Term Loan Facility and/or incremental revolving loans that may be included as a part of the Revolving Credit Facility, in an aggregate principal amount of up to $100,000,000, with such additional loans having the same guarantees from the Guarantors, and being secured on a pari passu basis by the same collateral, as the applicable Bank Facility (the “Incremental Loans”); provided that (i) no default or event of default shall exist immediately prior or after giving effect thereto, (ii) the Incremental Loans that are term loans will mature no earlier than, and will have a weighted average life to maturity no shorter than, that of the First Lien Term Loan Facility, (iii) the Incremental Loans that are revolving loans will mature no earlier than, and will require no scheduled amortization or mandatory commitment reduction prior to, the final maturity of the Revolving Credit Facility, (iv) the Incremental Loans shall be subject to a “most favored nation” pricing provision to be agreed, (v) the other terms and documentation in respect thereof, to the extent not consistent with the applicable Bank Facility, shall be reasonably satisfactory to the Administrative Agent, and (vi) no Lender shall be required to provide any such Incremental Loans. The proceeds of Incremental Loans may be used to finance permitted acquisitions and for other working capital and general corporate purposes of the Borrower and its subsidiaries.

Bank Documentation:	Bank Documentation relating to the First Lien Facilities and the Second Lien Term Loan Facility shall consist of separate credit agreements and collateral agreements (except as may be appropriate for mortgages or other documents mutually agreed to by the Arrangers and the Borrower) with respect to the First Lien Facilities (the “First Lien Credit Documentation”) and the Second Lien Term Loan Facility (the “Second Lien Credit Documentation”) (and, collectively with the First Lien Credit Documentation, the “Bank Documentation”).

Conditions to Initial Borrowings under the Bank Facilities:	Initial borrowings under the Bank Facilities will be subject only to those conditions expressly set forth in the “Conditions” section of the Commitment Letter and in the Conditions Annex.

Conditions to Each Borrowing under the Bank Facilities:	Conditions precedent to each borrowing or issuance under the Bank Facilities shall also be subject to: (1) the absence of any continuing default or event of default and (2) the accuracy of all representations and warranties in all material respects. For purposes of determining whether the condition precedent described in clause (2) above has been satisfied (or waived) on the Closing Date, such representations and warranties will be limited to the “Specified Representations”

(as defined in the Commitment Letter).

Representations and Warranties:	Customary for the Sponsor and its affiliates in similar transactions and limited to the following (which shall apply to the Borrower and its restricted subsidiaries and be subject to materiality thresholds and exceptions to be agreed): representations and warranties as to financial statements (including pro forma financial statements); no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of the Bank Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; solvency; accuracy of disclosure; and creation and perfection of security interests.

Affirmative Covenants:	Customary for the Sponsor and its affiliates and limited to the following (which shall apply to the Borrower and its restricted subsidiaries and be subject to materiality thresholds and exceptions to be agreed):

Delivery of the following financial and other reasonably requested information: certified quarterly and audited annual financial statements, notices of defaults, litigation and other events that would have a material adverse effect, budgets and other information customarily supplied in a transaction of this type; payment of material taxes; continuation of business and maintenance of existence and material licenses and permits; compliance with all applicable laws and regulations (including environmental matters, taxation and ERISA); maintenance of property and customary insurance; maintenance of books and records; right of the Lenders to inspect property and books and records (subject to certain limitations to agreed); and further assurances (including, without limitation, with respect to security interests in after- acquired property).

Negative Covenants:	Customary for the Sponsor and its affiliates in similar transactions and limited to the following (which shall apply to the Borrower and its restricted subsidiaries and be subject to materiality thresholds and exceptions to be agreed):

1. Limitation on dispositions of assets and changes of business (other than dispositions in the ordinary course of business and other than Specified Asset Sales).

2. Limitation on mergers, acquisitions and consolidations.

3. Limitations on dividends and stock repurchases and redemptions (subject to, with limitation, exceptions with respect to proceeds from Specified Asset Sales).

4. Limitation on indebtedness (including guarantees) (subject to exceptions for Target Permitted Debt).

5.    Limitation on loans and investments (with permitted investments to be agreed, and other than investments from the proceeds of equity issuances, and excess cash flow not required to be used to prepay the Term Loans).

6. Limitation on liens and further negative pledge clauses and clauses restricting subsidiary distributions.

7. Limitation on transactions with affiliates.

8. Limitation on speculative hedging agreements.

9. No change to fiscal year (other than the right to change its fiscal year to the calendar year).

10. Limitation on sale/leaseback transactions.

11. Limitation on prepayments of subordinated debt (other than the Target Permitted Debt).

12. Limitation on modifications to Second Lien Loan Documents and subordinated debt documents.

Although the same types of negative covenants shall generally be applicable to the First Lien Facilities and the Second Lien Term Loan Facility, the negative covenants applicable to the Second Lien Term Loan Facility will provide greater flexibility under certain circumstances in a manner to be agreed.

Financial Covenants:	With respect to the Term Loan Facilities, none.

With respect to the Revolving Credit Facility, a maximum total leverage ratio (to be defined in a manner to be agreed) with appropriate covenant levels and step-downs to be agreed.

For purposes of determining compliance with the foregoing financial covenant, any cash common equity contribution made to the Borrower after the Closing Date and on or prior to the day that is five business days prior to the date on which such financial covenant is measured with respect to a fiscal quarter will, at the request of Borrower, be included in the calculation of EBITDA for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided, that (a) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Borrower to be in compliance with such financial covenant, (b) in each four fiscal quarter period there shall be a period of at least two fiscal quarters in which no Specified Equity Contribution is made and (c) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets with respect to the covenants contained in the Bank Documentation.

Activities of Holdings:	Holdings will not engage at any time in any business or business activity other than (a) financing activities including, without limitation, notes issued on terms and conditions to be agreed, (b) ownership and acquisition of equity interests in Borrower or in any other acquired entity engaging in a permitted business, together with activities directly related thereto, (c) performance of its obligations in connection with the Acquisition Agreement and the Bank Documentation and the other agreements contemplated thereby and hereby, (d) actions incidental to the consummation of the Transactions and (e) activities incidental to its maintenance and continuance and to the foregoing activities. Holdings shall not permit any liens on the equity interests of the Borrower other than liens in favor of the Lenders and certain permitted liens (as defined in the Bank Documentation).

Events of Default:	Customary for the Sponsor and its affiliates in similar transactions and limited to the following (which shall apply to Holdings, the Borrower and its subsidiaries and be subject to materiality thresholds, grace periods and exceptions to be agreed): nonpayment (after a grace period to be determined other than with respect to nonpayment of principal or reimbursement obligations in respect of letters of credit), breach of representations in any material respect, breach of covenants, cross default (other than defaults related to the failure to comply with the reporting covenants under the Convertible Notes) and cross acceleration (after a grace period of three business days with respect to acceleration of the Convertible Notes related to the failure to comply with the reporting covenants under the Convertible Notes) to material indebtedness for borrowed money (including in the case of the Second Lien Term Loan Facility), loss of lien on material collateral, invalidity of material guarantees, invalidity of subordination provisions, bankruptcy and insolvency events, ERISA events, material judgments and change of control (to be defined in a manner to be agreed).

Assignments and Participations:	Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under one or more of the Bank Facilities; provided that any assignment in respect of the Revolving Credit Facility shall be in a minimum amount equal to $2.5 million and any assignment of the Term Loan Facilities shall be in a minimum amount equal to $1 million. Assignments will require payment of an administrative fee of $3,500 to the Administrative Agent (which shall not be payable by Holdings or any of its affiliates) and the consent of the Administrative Agent, the Issuing Bank (with respect to revolving credit facility loans and commitments), the Swing Line Lender (with respect to revolving credit facility loans and commitments) and the Borrower, which consents shall not be unreasonably withheld; provided that (i) no consents shall be required for an assignment to an existing Lender or an affiliate of an existing Lender and (ii) no consent of the Borrower shall be required during a bankruptcy or payment event of default. In addition, each Lender may sell participations in all or a portion of its loans and commitments under one or more of the Bank Facilities (other than to certain persons designated in writing by the Borrower); provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Bank Facilities (except with respect to the reduction or postponement of amounts payable, the release of all or substantially all of the collateral or modifications to voting percentages). Assignees and participants may not include competitors of the Borrower.

Expenses and Indemnification:	All reasonable out-of-pocket expenses (including but not limited to reasonable legal fees and expenses of not more than one counsel plus, if necessary, one local counsel per jurisdiction and reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of the Initial Lenders, the Arrangers and the Administrative Agent associated with the syndication of the Bank Facilities and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by the Borrower on and after Closing Date, only if it occurs. In addition, all out-of-pocket expenses (including but not limited to legal fees and expenses of not more than one counsel plus, if necessary, one local counsel per jurisdiction) of the Lenders and the Agents for workout proceedings, enforcement costs and documentary taxes associated with the Bank Facilities are to be paid by the Borrower.

Subject to the immediately preceding paragraph, the Borrower will indemnify the Lenders, the Initial Lenders, the

Arrangers and the Agents and their respective affiliates, and hold them harmless from and against all reasonable out-of- pocket costs, expenses (including but not limited to reasonable legal fees and expenses of not more than one counsel plus, if necessary, one local counsel per jurisdiction, in each case on a combined basis) and liabilities arising out of or relating to any action, investigation, suit or proceeding relating to or arising out of the transactions contemplated hereby and any actual or proposed use of the proceeds of any loans made under the Bank Facilities; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a court of competent jurisdiction to have been incurred by reason of the gross negligence, bad faith or willful misconduct of, or breach of the Bank Documentation by, such person or any of its affiliates, or the directors, officers, employees, advisors or agents of any of them.

Yield Protection, Taxes and Other Deductions:	The Bank Documentation will contain yield protection provisions, customary for facilities of this nature, protecting the Lenders in the event of unavailability of LIBOR, breakage losses, reserve and capital adequacy requirements.

All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes). The Lenders will use reasonable efforts to minimize to the extent possible any applicable taxes and the Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders or the Administrative Agent. The Borrower will have the right to replace or prepay any Lender who requests any such indemnification, provided that (i) the Borrower has satisfied all of the outstanding obligations owing to such Lender under the Revolving Credit Facility and the Term Loan Facilities and (ii) any replacement Lender is reasonably acceptable to the Administrative Agent to the extent that assignments to such Lender would otherwise require the Administrative Agent’s consent under the provisions of “Assignments and Participations” above.

Requisite Lenders:	Lenders holding at least a majority of total loans and commitments under the First Lien Facilities (in the case of the First Lien Credit Documentation) or Lenders holding at least a majority of total loans and commitments under the Second Lien Term Loan Facility (in the case of the Second Lien Credit Documentation), with (i) the consent of each Lender directly and adversely affected thereby to be required with respect to (a) reductions in the unpaid principal amount or extensions of the date for any scheduled payment of any loan, (b) reductions in interest rates (but not by virtue of a default waiver) or fees or extensions of the dates for payment thereof, (c) increases in the amounts or extensions of the expiry date of any commitments and (d) modifications to any of the voting percentages and pro rata sharing provisions and (ii) the consent of all Lenders to be required with respect to releases of all or substantially all of the collateral or all or substantially all of the Guarantors (other than in connection with permitted asset sales). The consent of Administrative Agent, Issuing Bank and/or Swingline Lender will be required with respect to any amendment affecting the rights or obligations thereof. The Borrower will have the right to replace or prepay any Lender who does not consent to any amendment or waiver requiring the consent of such Lender but approved by the Requisite Lenders; provided that (i) the Borrower or such replacement lender has satisfied all of the outstanding obligations owing to such Lender under (A) the Revolving Credit Facility and the First Lien Term Facility with respect to the First Lien Credit Documentation, or (B) the Second Lien Term Loan Facility with respect to the Second Lien Term Loan Credit Documentation, and (ii) any replacement Lender is reasonably acceptable to the Administrative Agent to the extent that assignments to such Lender would otherwise require the Administrative Agent’s consent under the provisions of “Assignments and Participations” above.

Governing Law and Forum:	The laws of the State of New York. Each party to the Bank Documentation will waive the right to trial by jury and will consent to the non-exclusive jurisdiction of the state and federal courts located in The City of New York.

Counsel to the Initial Lenders, the Arrangers and the Agents:	Milbank, Tweed, Hadley & McCloy LLP

ANNEX II
CONDITIONS TO THE INITIAL FUNDING1
          The initial funding of the Bank Facilities by the Initial Lenders under the Commitment Letter is subject to the conditions set forth in the “Conditions” section of the Commitment Letter and satisfaction or waiver of each of the conditions precedent set forth below.
1.	The Acquisition and the Refinancing shall be consummated concurrently with the initial funding of the Bank Facilities in accordance with the definitive Acquisition Agreement and the related disclosure schedules and exhibits thereto, subject to paragraph 7 below and the final paragraph of this Annex II, without waiver or amendment thereof (other than any such waivers or amendments (including, without limitation, with respect to any representations and warranties in the Acquisition Agreement) as are not materially adverse to the Initial Lenders or the Arrangers) unless consented to by the Arrangers (which consent shall not be unreasonably withheld or delayed). After giving effect to the Refinancing, you shall have no other material debt for borrowed money outstanding other than (i) the Bank Facilities, (ii) any 9 1/4% Senior Notes not tendered or defeased on or prior to the Closing Date, provided that it is agreed that the 9 1/4% Senior Notes will be repurchased or defeased in full with the proceeds of a delayed drawing of the Term Loans within 45 days after the Closing Date and (iii) the aggregate principal amount of the Convertible Notes that have not been converted to equity on or prior to the Closing Date (subject to the escrow requirements set forth in the Commitment Letter) and you shall have (x) received the requisite consents under the Consent Solicitations necessary to eliminate substantially all of the restrictive covenants and certain events of default under the indenture for the 9 1/4% Senior Notes or repurchased or defeased all of the 9 1/4% Senior Notes and (y) simultaneous with the funding of the Bank Facilities, mailed a notice of a change of control to the holders of any Convertible Notes that remain outstanding offering to repurchase such notes on or prior to the 45th day after the Closing Date or such date as is otherwise acceptable to the Arrangers and in accordance with the terms of the indenture for the Convertible Notes.

2.	The Borrower shall have received cash from the Equity Financing in an amount not less than $160.0 million.

3.	The Arrangers shall have received (i) copies of audited consolidated financial statements for the Target for the 2006 and 2005 fiscal years, (ii) copies of audited consolidated financial statements for the Target for any audited period after the date hereof for which audited financial statements are available, (iii) interim unaudited financial statements for the Target for each quarterly period ended after the date of the last available audited financial statements and at least 45 days prior to the Closing Date, and (iv) pro forma consolidated financial statements for the Borrower and its subsidiaries for, and as of the end of, the four-quarter period most recently ended prior to the Closing Date for which financial statements are available giving pro forma effect to the Acquisition, the Refinancing and any other material acquisitions effected during or subsequent to such period (including adjustments previously agreed to by the Arrangers and with such further adjustments as are consistent with recent financings for companies owned or controlled by the Sponsor or its affiliates and are otherwise reasonably satisfactory to the Arrangers).

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this Annex II is attached.

4.	The Administrative Agent shall have received a solvency certificate from the chief financial officer of Holdings that shall document the solvency of Holdings and its subsidiaries on a consolidated basis after giving effect to the Transactions.

5.	Holdings, the Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

6.	All documents and instruments required to perfect or evidence the Administrative Agent’s first priority security interest (in the case of the First Lien Facilities) and second priority security interest (in the case of the Second Lien Term Loan Facility) in the personal property collateral under the Bank Facilities (including delivery of customary UCC financing statements, UCC termination statements or amendments, lien searches, stock certificates and undated stock powers executed in blank) shall have been executed and be in proper form for filing, but subject to the terms set forth in paragraph 7 below and the final paragraph of this Annex II.

7.	Definitive documentation for the Bank Facilities (the “Bank Documentation”) reflecting and consistent with the terms and conditions set forth herein and in the Term Sheet or otherwise reasonably satisfactory to the Borrower and the Arrangers, shall have been executed and delivered, and the Administrative Agent shall have received such customary legal opinions (including opinions (i) from counsel to the Borrower and its material subsidiaries and (ii) from such special and local counsel as may be reasonably required by the Administrative Agent), documents, certificates, evidence of insurance, opinions and other instruments as are customary for transactions of this type.

8.	The Borrower shall have paid, on or before the Closing Date, all fees and expenses required to be paid to LBI, LCPI, the Initial Lenders, JPMCB and JPMSI under the Commitment Letter and Fee Letter for which invoices have been presented.
          Notwithstanding anything in the Commitment Letter, the Fee Letter, the Bank Term Sheet, the Bank Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to availability of the Bank Facilities on the Closing Date shall be (A) such of the representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement, and (B) the Specified Representations (as defined in the Commitment Letter), (ii) the terms of the Bank Documentation shall contain no condition precedent other than those set forth herein and shall not impair availability of the Bank Facilities on the Closing Date if the conditions set forth herein are satisfied and (iii) it is understood that (A) other than with respect to any UCC Filing Collateral or Stock Certificates (each as defined in the Commitment Letter), to the extent any collateral is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such collateral shall not constitute a condition precedent to the availability of the Bank Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably, (B) with respect to perfection of security interests in UCC Filing Collateral, your sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements to the Administrative Agent or to cause Borrower or the applicable Guarantor (as defined in the applicable Bank Term Sheet) to irrevocably authorize the Administrative Agent to file necessary UCC financing statements, and (C) with respect to perfection of security interests in Stock Certificates, your sole obligation shall be to deliver such Stock Certificates to the Administrative Agent duly endorsed in blank.